EXHIBIT 10.25

FIFTH AMENDMENT
TO
AMENDED AND RESTATED PRIVATE LABEL
CREDIT CARD PROGRAM AGREEMENT

This Fifth Amendment to Amended and Restated Private Label Credit Card Program Agreement ("Fifth Amendment") is entered into as of November 1, 2008 (the "Effective Date") by and among Stage Stores, Inc., a Nevada corporation ("Stage Stores"), Specialty Retailers, Inc., a Texas corporation ("Specialty"), with their principal offices at 10201 Main Street, Houston, Texas 77025 (Stage Stores and Specialty hereinafter being referred to collectively as "Stage"), and World Financial Network National Bank, a national banking association with its principal offices at 3100 Easton Square Place, Columbus, OH 43219 ("Bank").  Stage Stores, Specialty, and Bank are collectively referred to in this Fifth Amendment as the "Parties".

R E C I T A L S:

WHEREAS, Stage and Bank entered into an Amended and Restated Private Label Credit Card Program Agreement dated as of March 5, 2004, as amended (the "Agreement") pursuant to which Bank issues private label credit cards which allows Customers of Stage to purchase goods and/or services from Stage; and

WHEREAS, Bank and Stage now desire to amend the Agreement to amend the Marketing Fund and Discount Rate provisions for the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1.
Definitions; References.  Each term used herein which is not defined herein shall have the meaning assigned to such term in the Agreement.  Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement amended hereby.

2.	Section 2.5 – Marketing. Section 2.5 is deleted in its entirety and replaced with a new Section 2.5 as follows:

“2.5     Marketing.

(a)       Stage agrees to advertise and actively promote the Plan wherever Customers can purchase Goods and Services, including, without limitation, across the range of marketing promotions set forth in Schedule 2.5(a) to this Agreement.  Once Stage and Bank agree upon standards for the use of Bank's name or any trademark, service mark or trade name of Bank or Stage’s Name Rights (as defined in Section 2.10), neither party will deviate from such standards without the express prior written approval of the other party or as provided for in Section 2.10.

(b)       (1)         Beginning with the Plan Year that begins October 1, 2008, each Plan Year Bank shall provide an amount equal to six-tenths of one percent (0.60%) multiplied by the Net Sales on all Accounts for the prior Plan Year, which amount may be increased under Section 2.1 (e).  All of such funds shall be referred to herein as the “Marketing Fund”, and any and all marketing and promotion expenses incurred by Stage in connection with promoting or otherwise encouraging the use of the Accounts including, but not limited to, the “Eligible Expenses” described in Schedule 2.5 (b) (1) to this Agreement shall be eligible for reimbursement under the Marketing Fund.  Stage agrees that all reimbursable expenses shall be for actual expenses incurred by Stage and shall be at market rates for the applicable expense.

If the Marketing Fund is not used in a Plan Year, then such funds will not roll over to the next Plan Year and shall not have any cash value.  Stage shall pay the expenses directly as incurred.  On a monthly basis, Stage shall send Bank an invoice for the aggregate amount of reimbursable expenses, together with copies of supporting documentation reasonably satisfactory to Bank, and Bank shall reimburse Stage within thirty (30) days of receipt of the invoice until Bank’s maximum contribution amount for the applicable Plan Year has been met.

(2)         Stage shall also contribute an amount equal to the amounts contributed by Bank per (b) (1) above, in the same period, in support of and/or in addition to the marketing promotions outlined in the table set forth in Schedule 2.5(b)(1), including postage.  From time to time, Stage shall provide Bank with a summary of how such amounts were spent.

(c)       In the last Plan Year of the Initial or any Renewal Term, Bank’s Marketing Fund contributions for such Plan Year shall be limited as follows: the Marketing Fund must be utilized in the first six (6) months of the last Plan Year, may not be used for promotion of new Accounts, and Stage must also contribute toward marketing of the Plan (however Stage’s contributions shall not be required to exclude promotion of new Accounts) an amount equal to the amount of the Marketing Fund contributed by Bank during the same six (6) month period; provided, however, that in the event the parties agree at any time during the last Plan Year to renew the Term for more than one year, then, unless otherwise agreed by the Parties in writing, at such time the restrictions set forth in this Section 2.5(c) shall be lifted, and the Marketing Fund shall be determined pursuant to Section 2.5(b).

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(d)       Bank will not initiate any marketing incentive programs directed at Stage’s employees without Stage’s prior written approval, which approval may be withheld, conditioned or delayed at Stage’s sole discretion.”

3.	Scheduled 1.1 – Discount Rate. Schedule 1.1 is deleted in its entirety and replaced with a new Schedule 1.1 attached hereto and make a part of this Fifth Amendment.

4.	Governing Law. This Fifth Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

5.
Counterparts; Effectiveness.  This Fifth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.  The provisions included in this Fifth Amendment shall be effective as of the Effective Date set forth in the first paragraph of this Fifth Amendment.

6.	Entire Agreement. As hereby amended and supplemented, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Fifth Amendment to be executed by their duly authorized officers as of the Effective Date.

WORLD FINANCIAL NETWORK NATIONAL BANK		STAGE STORES, INC.

By:	/s/ Daniel T. Groomes	By:	/s/ Richard E. Stasyszen

Name:	Daniel T. Groomes	Name:	Richard E. Stasyszen

Title:	President	Title:	Sr. Vice President - Finance & Controller

SPECIALTY RETAILERS, INC.

		By:	/s/ Richard E. Stasyszen

		Name:	Richard E. Stasyszen

		Title:	Sr. Vice President - Finance & Controller

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Schedule 1.1

Discount Rate

A.	DISCOUNT RATE FOR ACCOUNTS EXCEPT PEEBLES ACCOUNTS

The following Discount Rate for Regular Revolving Purchases shall be applied to all Accounts except for Peebles Accounts, until the conditions set forth in Section B below are met, at which time the Discount Rate set forth in this Section A shall apply to all Accounts.

1.  Base Discount Rate.

The Discount Rate shall be the Base Discount Rate, subject to adjustments as described in Section (A) (2) and the Rebate Funds described in Section (A) (3).

The Base Discount Rate shall be equal to 0 basis points (0 bps).

2.  Adjustments to Base Discount Rate

(a)       Bank shall, at the end of each Plan quarter, calculate the Net Portfolio Yield. Subject to Sections A (2) (b) and (c) below: (i) if the Net Portfolio Yield is between 10.0% and 11.0% (the “Net Portfolio Yield Range”), then the Discount Rate for the next quarter shall be equal to the Base Discount Rate; and (ii) if the Net Portfolio Yield is less than 10.0% or greater than 11.0%, then Bank shall calculate the new Discount Rate by adding to or subtracting from the Base Discount Rate the amount of the Discount Rate Adjustor.

(b)       At such time as Bank commences to include the Peebles Accounts in the calculation (beginning the first quarter after the Average Balance for the Peebles Accounts is equal to or greater than $330 for the prior Plan Year pursuant to Section B (2) below), Bank shall also change the Net Portfolio Yield Range to between 9.9% and 10.9%.

(c)       For all such calculations conducted during the time period of December 2008 through December 2009, whatever the result of calculations under Section (A) (2) (a) or (b), as applicable, it shall be adjusted in such as way as to increase Stage’s income by 60 bps or, if applicable, decrease any possible income to Bank by that same amount.  The Discount Fees paid to Stage that are generated by the 60 bps differential in the Base Discount Rate shall be referred to herein as the “Incremental Discount Fees”.

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Definitions:

The Accounts Receivable Turn shall be equal to the Net Sales for the prior 12 month period divided by the total Average Principal-Only Accounts Receivable for the same period.

The Average Principal-Only Accounts Receivable shall be equal to the sum of the month-end principal-only accounts receivable divided by the number of months being measured.  The principal portion of the accounts receivable contain Purchases, Third-Party Program Charges and Enhancement Marketing Services charges, and other charges not related to interest and fees.

The Collected Finance Charge Yield shall be equal to the sum of all finance charges collected during a given period.

The Collected Late Fee Yield shall be equal to the sum of all late fees collected during a given period.

The Discount Rate Adjustor shall be equal to the amount by which the Net Portfolio Yield falls below or exceeds the Net Portfolio Yield Range, divided by 2, and then divided by the Accounts Receivable Turn for the prior 12 month period.

The Net Portfolio Yield shall be equal to (i) the sum of the Bank’s collected finance charge yield for the prior 12 month period plus the Bank’s collected late fee yield for the prior 12 month period, divided by the Average Principal-Only Accounts Receivable, minus (ii) Net Principal Write Offs %, minus (iii) the weighted average Prime Rate.

The Net Principal Write Offs % shall be equal to the principal balances written off by Bank related to the Plan, minus any recoveries received by Bank for prior written off balances dividedby the Average Principal-Only Accounts Receivable.

The Weighted Average Prime Rate shall be the sum of the product of the month-end principal-only accounts receivable multiplied by the Prime Rate quoted in The Wall Street Journal on the last Business Day of the month being measured for each month in the measured period divided by the sum of the month-end principal-only accounts receivable for the period being measured.

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For Example:

Example 1:

Collected Finance Charge Yield + Collected Late Fee Yield	= 28.00%
(for prior 12 months)
Minus Net Principal Write Offs %	= 13.00%
Minus Weighted Average Prime Rate ÷
average accounts receivable	= 4.25%

Net Portfolio Yield	= 10.75%

Result:  No change to the Base Discount Rate. [Note: during the time period of December 2008 through December 2009, 60 bps would be subtracted to yield a Discount Rate of – 60 bps, meaning that Bank shall pay such Discount Fee to Stage.]

Example 2:

Net Portfolio Yield Calculation
Collected Finance Charge Yield + Collected Late Fee Yield	= 30.00%
(for prior 12 months)
Minus Net Principal Write Offs %	= 13.25%
Minus Weighted Average prime Rate ÷
Average accounts receivable	= 4.25%
Net Portfolio Yield	= 12.50%

Accounts Receivable Turn Calculation
Net Sales:	$430,000,000
Divided by the total average
Principal-Only Accounts Receivable	=$268,000,000
Accounts Receivable Turn:	=1.6

Discount Rate Adjustor Calculation
Difference between 12.50% Minus 11.00%	= 1.50%
Divided by 2	= 0.75%
Divided by the Account Receivable Turn of 1.6	= 0.47%

Result: Base Discount Rate is reduced from 0.00% to -0.47%, meaning that Bank shall pay such Discount Fee to Stage. [Note: during the time period of December 2008 through December 2009, 60 bps would be subtracted to yield a Discount Rate of -107 bps, meaning that Bank shall pay such Discount Fee to Stage.]

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Example 3:

Net Portfolio Yield Calculation
Collected Finance Charge Yield + Collected Late Fee Yield	= 28.00%
(for prior 12 months)
Minus Net Principal Write Offs %	= 14.25%
Minus Weighted Average prime Rate ÷
Average accounts receivable	= 4.25%
Net Portfolio Yield	= 9.50%

Accounts Receivable Turn Calculation
Net Sales:	$430,000,000
Divided by the total average
Principal-Only Accounts Receivable	=$268,000,000
Accounts Receivable Turn:	=1.6

Discount Rate Adjustor Calculation
Difference between 9.50% Minus 10.00%	= -0.50%
Divided by 2	= -0.25%
Divided by the Account Receivable Turn of 1.6	= -0.16%

Result: Base Discount Rate is increased from 0.00% to 0.16%, meaning that Stage shall pay such Discount Fee to Bank.  [Note: during the time period of December 2008 through December 2009, 60 bps would be subtracted to yield a Discount Rate of -44 bps, which Discount Fees Bank shall pay to Stage]

3. Discount Fee Rebates and Incremental Late Fee Share

Definitions

The following definitions shall apply to this Section (A) (3) as well as Section (B) (1) below.

“Current Account” means an Account for which no amounts owed on the Account are past due as of the time of reference.

“Current Account to Write-off Ratio” means the number, represented as a percentage, determined by the following calculation:  [the amount of Accounts Receivable written-off by Bank for the month being measured] divided by [the amount of Accounts Receivable on Current Accounts for the month seven (7) months prior to the month being measured].  As a point of reference only, the Current Account to Write-off Ratio for September 2008 was 0.75%, calculated as follows: $406,386 divided by $54,497,334.

“Incremental Late Fee Payment” means a payment: (i) made between [due date +1] and [the billing date], (ii) made on an Account that is a Current Account at the time of payment or as a result of the payment, and (iii) which generates a late fee of $ X based on the outstanding balance on the Account at the time of such payment, as set forth in Section 3.6 (d).

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“Stage Incremental Late Fee Share” means fifty percent (50%) of the amount that, for the period of December 1, 2008 through December 31, 2009, is the sum of:
(i)	[Number of $15 Incremental Late Fee Payments] multiplied by [$15]; plus

(ii)	[Number of $25 Incremental Late Fee Payments] multiplied by [$25].

“Weighted Average Current Account to Write-off Ratio” means the number,  represented as a percentage,  determined by the following calculation: [the month-end write-off amounts for the most recent trailing 12 month period] divided by [the sum of the Accounts Receivable on Current Accounts for the trailing months 7 through 18]. As a point of reference only, the Weighted Average Current Account to Write-off Ratio for September 2008 was 0.71%, calculated as follows: $4,395,531 divided by $615,040,955.

Payments

During the calendar year 2009, Stage shall pay to Bank the following amounts at the following times (collectively referred to herein as “Rebate Funds”).

January	an amount equal to 5 bps of Net Sales for December 2008
April	an amount equal to 10 bps of Net Sales for Jan. - March 2009
July	an amount equal to 30 bps on Net Sales for April – June 2009
October	an amount equal to 45 bps on Net Sales for July – Sept. 2009

In January 2010, as applicable, Stage shall pay to Bank the amount by which the “Net Incremental Discount Fees” (defined as Incremental Discount Fees less Rebate Funds) exceed the Stage Incremental Late Fees Share for the subject thirteen (13) months; or, Bank shall pay to Stage the amount by which the Stage Incremental Late Fees Share for exceeds the Net Incremental Discount Fees. If the amounts are equal, neither party shall owe the other.

B.	DISCOUNT RATE AND INCREMENTAL LATE FEE SHARE FOR PEEBLES ACCOUNTS

1.  General.

Unless and until the Peebles Accounts shall be treated like Stage Accounts per Section (B) (2) immediately below, the following provisions shall apply with regards to Peebles Accounts.

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Definitions

“Peebles Net Incremental Late Fee Share” means the product of multiplying [the Peebles Gross Incremental Late Fee Share] by [1 minus the Weighted Average Current Account to Write-off Ratio].  As a point of reference only, the Weighted Average Current Account to Write-off Ratio for September 2008 was 0.9929, calculated as follows: 1 minus 0.0071.

“Peebles Gross Incremental Late Fee Share” means fifty percent (50%) of the amount that, for the period being measured, is the sum of:
(iii)	[Number of $20 Incremental Late Fee Payments] multiplied by [$20]; plus
(iv)	[Number of $25 Incremental Late Fee Payments] multiplied by [$25]

Discount Fees

For the time period of December 1, 2008 through December 31, 2009 (only), Bank shall pay to Stage an amount of Peebles Discount Fees based on a Discount Rate of 85 bps on Regular Revolving Purchases.

In January of 2010, the (i) amount of Discount Fees paid to Stage over the preceding thirteen (13) month period shall be reconciled against (ii) the Net Peebles Incremental Late Fee Share (calculated based on the Weighted Average Current Accounts to Write-off Ratio for the period of December 2007 through November 2008). As applicable, Stage shall pay to Bank any amount by which (i) exceeds (ii); or, Bank shall pay Stage any amount by which (ii) exceeds (i).  If the amounts are equal, neither party shall owe the other.

Peebles Net Incremental Late Fee Share

Beginning in February of 2010, and in each month thereafter, Bank shall pay to Stage its Peebles Net Incremental Late Fee Share for the preceding month (calculated based on the Weighted Average Current Account to Write-off Ratio for the preceding calendar year).

2.  Peebles Accounts to be Treated as Stage Accounts.

(a)       Commencing after the end of the first Plan Year and after the end of each Plan Year thereafter, Bank shall calculate the Average Balance for the Peebles Accounts for the prior Plan Year and if the Average Balance for the Peebles Accounts is less than $330, then the Discount Rate for Regular Revolving Purchases for the next Plan Year shall remain at 0%. However, if the Average Balance for the Peebles Accounts is greater than $330, then, subject to Section B (2) (b) below, Bank shall commence with its next quarterly calculation pursuant to Section A (2) above, and continuing thereafter, include the Peebles Accounts in the calculation of the Discount Rate for Regular Revolving Purchases on a quarterly basis pursuant to the calculation as set forth in Section A (2) above.

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(b)       If the Average Balance of $330 contingency referenced in Section B (2) (a) above occurs and any resulting calculations are conducted during the time period of December 2008 through December 2009, the following provisions shall apply. First, the 60 bps adjustment in the otherwise applicable Discount Rate referenced in Section A (2) (c) above shall be read to be an 85 bps adjustment in the otherwise applicable Discount Rate with respect to Peebles Accounts.

Second, the parties shall work together in good faith to ensure that they honor the intent of the January 10, 2010 reconciliation described in Section B (1) above. Namely, that any amounts Discount Fees Stage received during the preceding 13 months are reconciled against the Net Peebles Incremental Late Fee Share (calculated based on the Weighted Average Current Accounts to Write-off Ratio for the period of December 2007 through November 2008).

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